Exhibit 10.3

Mitchell Gaynor

[address]

Dear Mitch,

It is our pleasure to offer you the position of Executive Vice President, Chief Legal Officer and Secretary with Marvell Semiconductor, Inc. (“the Company”), a subsidiary of Marvell Technology Group Ltd. (“Marvell”). You will report to the Chief Executive Officer(s).

Base Salary

Your salary will be 450,000.00 US Dollars (USD) per year.

Equity & Sign-On Equity

You will be recommended to the Executive Compensation Committee (the “ECC”) for the following grants:

•	Time Based RSU Award (TBRSU) – a restricted stock unit award of common shares of Marvell equal to: $320,000 / Share Price

The TBRSU shall vest over three (3) years at the rate of 33% after the first anniversary of the vesting start date, 33% after the second anniversary of the vesting start date and 34% after the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

•	Performance Based RSU Award based on Total Shareholder Return (TSRRSU) – a restricted stock unit award of common shares of Marvell equal to: $240,000 / Share Price

The TSRRSU shall vest based on the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over a three-year performance over period; provided that you continue to serve as a service provider through each applicable vesting date. The metrics and payout formula (as well as the maximum number of shares that could vest under the TSRRSU if performance exceeds the target achievement level) for the TSRRSU will be established by the ECC at the time of grant.

•	Performance Based RSU Award based on Operating Performance Metrics (OPMRSU) – a restricted stock unit award of common shares of Marvell equal to: $240,000 / Share Price

The OPMRSU shall vest based on the achievement of operating performance metrics over a two (2) year period. The performance period metrics and relative weightings (as well as the maximum number of shares that could vest under the OPMRSU if performance exceeds the target achievement level) will be established by the ECC at the time of grant and will be measured at the end of the second year. Any shares deemed to have been earned upon the successful achievement of such metrics will vest 100% on the 3rd anniversary of the vesting start date; provided that you continue to serve as a service provider through the vesting date.

•	Hire-On RSU Award (HORSU) – a restricted stock unit award of common shares of Marvell equal to: $300,000 / Share Price

The HORSU shall vest over three (3) years at the rate of 33% after the first anniversary of the vesting start date, 33% after the second anniversary of the vesting start date and 34% after the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

For purposes of the above awards, “Share Price” shall mean the closing price of the common shares of Marvell on the NASDAQ Stock Market on the date that is one (1) full trading day after the date of the filing of all required periodic reports with the Securities and Exchange Commission, such that the Company is “current” with its financial reporting, or the date that the awards are approved by the ECC, whichever is later.

For purposes of the above awards, the vesting start date shall be the 15th of the month coincident with or next following the date on which you begin employment with the Company (i.e., individuals hired after the 15th of the month will have a vesting start date of the 15th of the following month).

All such awards are subject to final review and approval by the ECC and all applicable securities law restrictions. Please note that as of the time of this offer letter, Marvell has not timely filed certain required periodic reports with the U.S. Securities & Exchange Commission. Therefore the Company cannot grant any of the above awards until such time as it has completed all necessary filings. All of the foregoing Awards will be subject to your return to the Company of completed, signed Stock Unit Agreements.

Annual Incentive Bonus

You are eligible for an annual incentive bonus of up to 75% of your annual base salary. The Executive Compensation Committee at its discretion may condition receipt of such bonus based on performance objectives determined by ECC at its sole discretion. The ECC shall determine the actual amount of bonus earned, if any, at the conclusion of each applicable fiscal year and may exercise negative discretion with respect thereto.

Change-in-Control

Provided it is approved by Marvell’s Board of Directors, you will be eligible to participate in the Marvell Change in Control and Severance Plan (“CIC Plan”), subject to the terms and conditions of the CIC Plan as approved and any required written agreement. While your eligibility and applicable terms are subject to the terms of the final plan approved by the Board, it is presently anticipated that you would be eligible to participate at the “Tier 2” level. You understand and agree that the CIC Plan is not yet final and has not been approved by the Board, and there is no guarantee that such approval will occur.

Severance

If your employment is terminated by the Company without “Cause,” you will be paid a lump sum separation payment equal to the sum of your then annual base salary plus target incentive bonus, on the 60th day after the termination date, provided you execute and do not revoke a separation agreement and complete release of claims in a form acceptable to the Company. For purposes of this letter agreement only, “Cause” is defined as: (a) an act of dishonesty in connection with your job responsibilities; (b) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (c) gross misconduct; (d) unauthorized use or disclosure of any proprietary information or trade secrets of the Company, Marvell or any other party to whom the Company or Marvell owe an obligation of nondisclosure; (e) willful breach of any obligations under any written agreement or covenant with the Company or Marvell that is not cured within 10 days of your receipt of written notice from the Company specifying the breach; (f) willful failure to cooperate in good faith with a governmental or internal investigation of the Company, Marvell or their directors, officers or employees, if the Company or Marvell has requested your cooperation; or (g) willful refusal or failure to substantially perform your duties with the Company (other than incapacity due to physical or mental illness); provided that the action or conduct describe in clause (g) above will constitute “Cause” only if such failure continues after the Company’s CEO or Chairman of the Board has provided you with a written demand for substantial performance setting forth in detail the specific respects in which the Company believes you have willfully and not substantially performed your duties thereof and you have been provided a reasonable opportunity (to be not less than 20 days) to sure the same. If the provisions of the Company’s CIC plan, if any, are triggered in connection with termination of your employment and you receive the severance benefits provided therein, you will not be eligible for the severance payments set forth above.

Other Terms

Your employment with the Company is at the mutual consent of you, the employee and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. The at-will nature of your employment may only be changed by a written agreement approved by the ECC. During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including but not limited to the Company New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver’s license and social security card, or

•	A current passport

Please note your offer is contingent upon:

•	Successful completion of a routine background investigation and reference checks;

•	The Company’s receipt from you of a signed New Hire Employee Agreement, which contains the Company’s Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company’s Arbitration Agreement and Confidential Information and Invention Assignment Agreement, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company.

To accept this offer, please sign below and return the letter to me. This offer expires on the Due Date displayed in the left hand side of this page. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Bill Valle

Bill Valle

SVP of Global Human Resources

Accepted By:

/s/ Mitchell Gaynor	5/23/16	5/23/16
Mitchell Gaynor	Date Signed	Start Date